EXHIBIT 2

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the shares of the Common Stock of the Company and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement this 12th day of December, 2024.

TODD DEUTSCH

By:	/s/ Todd Deutsch

TED D. KELLNER

By:	/s/ Ted D. Kellner

PAUL W. SWEENEY

By:	/s/ Paul W. Sweeney

WAYNE SPRINGATE

By:	/s/ Wayne Springate